[Letterhead]


[Mail Date]

[Name of Intermediary]
Attn:  Legal Department or Chief Compliance Officer
[Intermediary Address]


                       ***IMMEDIATE ATTENTION REQUIRED***
                 Please immediately forward to Legal Department
                           or Chief Compliance Officer

RE:  Rule 22c-2 Shareholder Information Agreement

Dear Valued Intermediary,

As you know, registered open-end investment companies and their financial intermediaries are required under Rule 22c-2 (the "Rule") of the Investment Company Act of 1940, by April 16, 2007, to enter into an agreement with intermediaries to provide the registered open-end investment company with access to shareholder identification and transaction information upon request. You have been identified as a financial intermediary for purposes of the Rule on our books and records.

Enclosed is a copy of the Northern Funds Rule 22c-2 Shareholder Information Agreement (the "Rule 22c-2 Agreement"). Please note the following points regarding the Agreement:

          - To facilitate the execution process, the Rule 22c-2 Agreement uses a modified version of the "Model Contractual Clauses of Rule 22c-2" that were developed jointly by the Securities Industry Association (SIA) and the Investment Company Institute (ICI).

          - The Rule 22c-2 Agreement has been prepared as a stand alone agreement and not as part of any existing agreement you may have with any of the Funds' agents or the Funds.

          - An executed Rule 22c-2 Agreement should be completed for each of your affiliated legal entities that serve as an intermediary to the funds within the meaning of Rule 22c-2. Please complete and execute a Rule 22c-2 Agreement for each such entity within your corporate structure.

NOTE THAT, PURSUANT TO SEC REQUIREMENTS, YOUR FAILURE TO HAVE AN AGREEMENT EXECUTED WITH THE NORTHERN FUNDS OR THE FUND AGENT BY THE RULE'S COMPLIANCE DATE MAY RESULT IN OUR INABILITY TO CONTINUE TO ACCEPT TRADES YOU PLACE ON BEHALF OF YOUR CLIENTS.

Please refer to the Instruction Sheet & Supplemental Information Form enclosed in this package for a more detailed outline of what is included in this package, including instructions on how to complete and return executed copies of the enclosed Rule 22c-2 Agreement.

If the Fund Agent does not receive an executed copy of the Rule 22c-2 Agreement by April 2, 2007, the Fund Agent will begin to take necessary steps to enforce the following actions:

          - Preventing any intermediary without an executed Rule 22c-2 Agreement on file from submitting purchases to the Northern Funds on behalf of clients after the final implementation date of Rule 22c-2 (currently, April 16, 2007).

Please contact the number below with any questions regarding the enclosed materials or if you believe that you do not fall under the definition of an intermediary according to the Rule.

Thank you for your assistance in helping the Fund Agent provide compliant customer service and coordinated support to our mutual customers.


Sincerely,


[Transfer Agent or Distributor]
[Telephone No.]


Enclosures

                INSTRUCTION SHEET & SUPPLEMENTAL INFORMATION FORM

SECTION 1:  What is included in this Packet?

          1. Cover Letter and Instruction Sheet & Supplemental Information Form If Addressee information listed on the 1st page of the Cover Letter incorrectly identified the specific address or contact department for the purposes of coordinating the enclosed Rule 22c-2 Agreement, please complete the address information for this contact in the space provided below, and include this instruction sheet and supplemental information form along with your executed agreements:

                     Name/Title:
                                  ----------------------------------------------
                     Address:
                               -------------------------------------------------
                     City/State/Zip:
                                      ------------------------------------------
                     Telephone/Fax/Email:
                                           -------------------------------------

               After an executed version of the Rule 22c-2 Agreement is received and accepted by Fund Agent, a fully executed version will be returned to the address listed on the cover letter (or as indicated in the space provided above).

          2.   Rule 22c-2 Agreement
               A Rule 22c-2 Agreement should be completed for each affiliated legal entity that serves as a financial intermediary within the meaning of Rule 22c-2. If more than one entity serves as a financial intermediary to the Northern Funds within your corporate structure, please: (i) complete and execute a Rule 22c-2 Agreement for each such legal entity and (ii) list each such entity in the spaces provided below:

               -------------------------------------
               -------------------------------------
               -------------------------------------

          3.   Summary of Redemption Fee Rule 22c-2

          4. Summary of Northern Funds Policies and Procedures on Excessive Trading Practices

          5. Summary of Intermediary Expectations (including comments on the DTCC Format for Client Data Share)

SECTION 2:  The following actions need to be completed IMMEDIATELY:

          1. Review Instruction Sheet & Supplemental Information Form for Intermediary requirements.

          2.   As necessary, complete: (i) Rule 22c-2 contact information in
               Section 1, Sub-Section 1 and (ii) list of legal entities serving as intermediary in Section 1, Sub-Section 2.

          3. Complete and Execute two copies of the enclosed Rule 22c-2 Agreement for each legal entity that serves as an intermediary within your corporate structure.

          4. Return the above documents in the enclosed SELF-ADDRESSED ENVELOPE to:

                                    [Fund Agent]
                                    [Address]

SECTION 3:  Self Addressed Envelope Should Contain:

          - Completed Instruction Sheet & Supplemental Information Form with updated contact information and list of legal entities (if necessary).

          - Two (2) Executed Rule 22c-2 Agreements for each legal entity in your corporate structure that serves as a financial intermediary to the Northern Funds.

                              SUMMARY OF RULE 22C-2
                            (As of December 31, 2006)

The enclosed Rule 22c-2 Shareholder Information Agreement is being delivered to all first-tier financial intermediaries of the Northern Funds in accordance with Rule 22c-2 under the Investment Company Act of 1940. Rule 22c-2 was adopted by the Securities and Exchange Commission to, among other things, address problems associated with short-term trading of mutual fund shares. Key elements of Rule 22c-2 include the following:

     o The effective compliance date of the Rule with respect to financial intermediaries is April 16, 2007.

     o The Rule generally applies to all Funds except money market funds, exchange-traded funds, and funds that affirmatively permit short-term trading of shares.

     o Generally, the Funds or their principal underwriter or transfer agent must enter into a written agreement with each first-tier financial intermediary (those intermediaries who hold securities of record issued by the investment company in nominee name or otherwise own securities on behalf of other investors), under which the intermediary agrees to:

          o Provide, promptly upon request from a Fund, the identity and transaction information about shareholders who hold shares through an account with the intermediary. This item is referred to as CLIENT DATA. Please see the Summary on Intermediary Expectations for more comments on this requirement.

          o Execute instructions from a Fund to restrict or prohibit future purchases or exchanges. Please see the Summary on Intermediary Expectations for more comments on this requirement.

          o Use best efforts to determine, promptly upon request of a Fund, whether any specific person about whom it has received Client Data is itself a financial intermediary ("indirect intermediary") and, upon further request by a Fund [or its agent] (a) provide (or arrange to have provided) the Client Data for shareholders who hold an account with an indirect intermediary or (b) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by a Fund.

          o A written agreement is required regardless of whether the fund imposes a redemption fee. Northern Funds' "written agreement" is the Rule 22c-2 Shareholder Information Agreement (enclosed in this packet).

          o A FUND CANNOT ALLOW A FIRST-TIER FINANCIAL INTERMEDIARY TO PURCHASE FUND SHARES IF THIS AGREEMENT IS NOT EXECUTED BY THE COMPLIANCE DATE.


Please refer to the following websites for more specific information on Rule 22c-2: www.sec.gov or www.sia.com.

                SUMMARY OF NORTHERN FUNDS POLICIES AND PROCEDURES
                         ON EXCESSIVE TRADING PRACTICES
                                (AS OF JULY 2006)


POLICIES AND PROCEDURES ON EXCESSIVE TRADING PRACTICES. In accordance with the policy adopted by the Board of Trustees, Northern Funds discourages market timing and other excessive trading practices. Purchases and exchanges should be made with a view to longer-term investment purposes only. Excessive, short-term (market timing) trading practices may disrupt fund management strategies, increase brokerage and administrative costs, harm Fund performance and result in dilution in the value of Fund shares by long-term shareholders. The Funds that invest primarily in foreign securities may be susceptible to the risk of excessive, short-term trading due to the potential for time zone arbitrage. These risks may be enhanced with respect to Funds (such as the Emerging Markets Equity Fund) that invest principally in issuers located in emerging markets. Securities of emerging markets issuers tend to be less liquid than issuers located in developed markets, and Funds that invest principally in issuers located in emerging markets may therefore be subject to an increased risk of arbitrage. Northern Funds and Northern Trust reserve the right to reject or restrict purchase or exchange requests from any investor. Northern Funds and Northern Trust will not be liable for any loss resulting from rejected purchase or exchange orders. To minimize harm to Northern Funds and its shareholders (or Northern Trust), Northern Funds (or Northern Trust) will exercise this right if, in Northern Funds' (or Northern Trust's) judgment, an investor has a history of excessive trading or if an investor's trading, in the judgment of Northern Funds (or Northern Trust), has been or may be disruptive to a Fund. In making this judgment, trades executed in multiple accounts under common ownership or control may be considered together to the extent they can be identified. No waivers of the provisions of the policy established to detect and deter market timing and other excessive trading activity are permitted that would harm Northern Funds or its shareholders or would subordinate the interests of Northern Funds or its shareholders to those of Northern Funds or any affiliated person or associated person of Northern Funds.

To deter excessive shareholder trading, a shareholder is restricted to no more than two "round trips" in a Fund during a calendar quarter. A "round trip" is a redemption or exchange out of a Fund followed by a purchase or exchange into the same Fund. In addition, the Emerging Markets Equity, International Growth Equity, Multi-Manager International Equity and Global Real Estate Index Funds impose a redemption fee on redemptions made within 30 calendar days of purchase subject to certain exceptions. For further information, please see the section "Redemption Fees" in the Prospectus. As described below and in "Redemption Fees" it should be noted that Northern Funds' ability of Northern Funds to monitor and limit the trading activity of shareholders investing in a Fund through the omnibus account of a financial intermediary maintains the underlying shareholder accounts.

Pursuant to the policy adopted by the Board of Trustees, Northern Funds has developed criteria that it uses to identify trading activity that may be excessive. Northern Funds reviews on a regular, periodic basis available information relating to the trading activity in the Funds in order to assess the likelihood that a Fund may be the target of excessive trading. As part of its excessive trading surveillance process, Northern Funds, on a periodic basis, examines transactions that exceed certain monetary thresholds or numerical limits within a period of time. If, in its judgment, Northern Funds detects excessive, short-term trading, whether or not the shareholder has made two round trips in a calendar quarter, Northern Funds may reject or restrict a purchase or exchange request and may further seek to close an investor's account with a Fund. Northern Funds may modify its surveillance procedures from time to time without prior notice regarding the detection of excessive trading or to address specific circumstances. Northern Funds will apply the criteria in a manner that, in Northern Funds' judgment, will be uniform.

Fund shares may be held through omnibus arrangements maintained by intermediaries such as broker-dealers, investment advisers, transfer agents, administrators and insurance companies. In addition, Fund shares may be held in omnibus 401(k) plans, retirement plans and other group accounts. Omnibus accounts include multiple investors and such accounts typically provide the Funds with a net purchase or redemption request on any given day where the purchases and redemptions of Fund shares by the investors are netted against one another. The identity of individual investors whose purchase and redemption orders are aggregated are not known by the Funds. A number of these financial intermediaries may not have the capability or may not be willing to apply the Funds' market timing policies or any applicable redemption fee. While Northern Funds may monitor share turnover at the omnibus account level, a Fund's ability to monitor and detect market timing by shareholders or apply any applicable redemption fee in these omnibus accounts is limited. The netting effect makes it more difficult to identify, locate and eliminate market timing activities. In addition, those investors who engage in market timing and other excessive trading activities may employ a variety of techniques to avoid detection. There can be no assurance that the Funds and Northern Funds will be able to identify all those who trade excessively or employ a market timing strategy, and curtail their trading in every instance.

REDEMPTION FEES. The Emerging Markets Equity, International Growth Equity, Multi-Manager International Equity and Global Real Estate Index Funds charge a 2.00% redemption fee on the redemption of shares (including by exchange) held for 30 days or less. For the purpose of applying the fee, the Funds use a first-in, first-out ("FIFO") method so that shares held longest are treated as being redeemed first and shares held shortest are treated as being redeemed last. The redemption fee is paid to the Fund from which the redemption is made, and is intended to offset the trading, market impact and other costs associated with short-term money movements in and out of the Fund. The redemption fee may be collected by deduction from the redemption proceeds or, if assessed after the redemption transaction, through a separate billing.

The Funds are authorized to waive the redemption fee for the following transactions:

o Redemptions from omnibus accounts, fee-based programs and employer-sponsored defined contribution plans maintained by financial intermediaries that inform the Fund that they are unable to impose a redemption fee on their underlying customer accounts;

o Redemptions effected pursuant to asset allocation programs, wrap fee programs and other investment programs offered by financial institutions where investment decisions are made on a discretionary basis by investment professionals;

o Redemptions pursuant to systematic withdrawal plans and automatic exchange plans;

o Redemptions of shares acquired by reinvestment of dividends, distributions or other payments;

o Redemptions due to the death or the post-purchase disability of the beneficial owner of the account;

o Redemptions to satisfy minimum required distributions from retirement accounts;

o Redemptions representing the return of excess contributions in retirement accounts; and

o    Redemptions initiated by the Fund.

In addition to the circumstances noted above, the Funds reserve the right to waive the redemption fee in its discretion where it believes such waiver is consistent with the best interests of the Fund, to the extent permitted by law. In addition, each Fund reserves the right to modify or eliminate the redemption fee or waivers at any time and will give 60 days' prior written notice of any material changes, unless otherwise provided by law.

Currently, the Funds are limited in their ability to assess or collect the redemption fee on all shares redeemed by financial intermediaries on behalf of their customers. For example, where a financial intermediary is not able to determine if the redemption fee applies and/or is not able to assess or collect the fee, or does not collect the fee at the time of a redemption, the Fund will not receive the redemption fee. If Fund shares are redeemed by a financial intermediary at the direction of its customers, the Funds may not know whether a redemption fee is applicable or the identity of the customer who should pay the redemption fee. Due to operational requirements, a financial intermediary's method for tracking and calculating the redemption fee may differ in some respects from that used by the Funds. Customers purchasing shares from financial intermediaries should contact these intermediaries or refer to their account agreements or plan documents for more information on how the redemption fee is applied to their shares.

        PLEASE CONSULT A CURRENT NORTHERN FUNDS PROSPECTUS FOR DEFINITIVE
         INFORMATION REGARDING THESE POLICIES. AS NOTED ABOVE, NORTHERN
               FUNDS MAY REVISE ITS POLICIES ON EXCESSIVE TRADING
                               FROM TIME TO TIME.

                      SUMMARY OF INTERMEDIARY EXPECTATIONS
                            (As of December 1, 2006)

The Fund Agent reserves the right to request data, as defined by the Rule, from the Intermediary for any agreed upon time period for any reason.(1) The Fund Agent expects to utilize, whenever possible, the DTCC Standardized Data Reporting Service (SDR)(2) as the vehicle through which trading data will be requested and provided under the redemption fee rule. This approach enables the Fund to utilize standardized formats for requesting data, and enables both funds and intermediaries to respond to such requests in a uniform format through a secure facility. These standardized formats will be used by the Fund Agent to request data on an ad hoc basis (or on a regular basis as determined by the Fund Agent at its sole discretion at a later date). The Fund Agent may, at its discretion, retain third party vendors to facilitate the request to and receipt of data from Intermediaries. These vendors may leverage existing relationships with Intermediaries which may result in data being exchanged via direct system connections - and in these cases only bypass DTCC's SDR.

Additional Questions & Answers regarding the Fund Agent's expectations:

Q:  Data Request:  What data will the Northern Funds request?

          A: For Intermediaries that hold plan level omnibus accounts with Northern Funds:

          - The Fund Agent will first request Category 1 Data (includes transaction types that are commonly considered to be 'directed' by the shareholder, financial advisor, or investment fiduciary).

          - The Fund Agent may next request All Data (Category 1 and 2). Category 1 data is described above. Category 2 data includes non-participant directed data such as systematic or automated investment transactions (e.g., payroll contributions, earnings, etc.)

          - Fund Agent may also request any other information contemplated by the Shareholder Information Agreement.

         A:  For Intermediaries that hold Super Omnibus accounts with Northern
             Funds:

--------------

(1)  See Shareholder Information Agreement for additional details.

(2) Details regarding the DTCC Standardized Data Reporting Service are outlined in their Important Notice Release A#6213, P&S #5783, dated March 8, 2006 and may be accessed via the DTCC website at http://funds.dtcc.com/media/impntc/index8891.html. The Technical Design Paper for SDR is available at: http://funds.dtcc.com/binary/27/92SDR_Technical_Design_Paper.pdf. In addition, the "Standardized Data Reporting User Guides" are contained within the Participant Service's section of the DTCC's Mutual Fund Services website, http://funds.dtcc.com. Questions regarding the DTCC SDR Reporting Service may be directed to DTCC Mutual Fund Services at 212-855-8877 or to your DTCC Relationship Manager.

          -    The Fund Agent will first request Plan Level Summary Data(2).

          - The Fund Agent may next request Category 1 Data - as described above.

          - The Fund Agent may next request All Data (1 and 2) -- as described above.

          - The Fund Agent may also request any other information contemplated by the Shareholder Information Agreement.

Q: Shareholder Information Agreement: What happens if Northern Funds or the Fund Agent does not receive an executed copy of the Rule 22c-2 Agreement from your Intermediary by April 2, 2007?

          A:   Fund Agent will begin to take necessary steps to:

          - According to Rule 22c-2, prevent any first-tier intermediary without an executed Rule 22c-2 Agreement on file from submitting purchases to Northern Funds on behalf of clients after April 16, 2007.

Q: Trading Restrictions: What will Northern Funds expect the Intermediary to do regarding trading restrictions that are imposed as a result of the Funds' account level review?

          A: As described in the Rule 22c-2 Shareholder Information Agreement, Northern Funds expect the Intermediary to implement measures to restrict and/or prohibit trading of Fund shares from those individuals found to violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

Q: Short Term Trading/Redemption Fee Payment: How does Northern Funds expect the Intermediary to submit Short Term Trading/Redemption Fee payments?

          A: All redemption fees collected on behalf of the Funds must be remitted to the Funds on a monthly basis, no later than the 5th business day of the following month. There is no change to the existing wire/check and report submission instructions. Should you require a copy of these instructions, please contact [email address] via email or [Telephone Number] by phone.

              FORM OF RULE 22C-2 SHAREHOLDER INFORMATION AGREEMENT
                                (NORTHERN FUNDS)
                           [Fund as Contracting Party]

THIS RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT ("Agreement") is entered into as of [Date], by and between Northern Funds (the "Trust") and Security Distributors, Inc. (the "Intermediary"). Terms not otherwise defined below have the meanings assigned to them in Section 4 of this Agreement.

WHEREAS, the Trust is a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust has authorized [Transfer Agent or Distributor] (the "Fund Agent") to act as its sole and exclusive agent on behalf of the Trust under this Agreement; and

WHEREAS, the Fund Agent is the [Transfer Agent or Distributor] of the Trust and each of its separately designated series (each, a "Fund" and collectively, the "Funds"); and

WHEREAS, the Intermediary is a "financial intermediary" within the meaning of Rule 22c-2 of the Investment Company Act of 1940, as amended (the "1940 Act"), and directly submits orders on behalf of investors in one or more Funds to purchase or redeem shares of the Funds; and

WHEREAS, the Trust or Fund Agent and the Intermediary have entered into a dealer and/or services agreement (the "Dealer/Services Agreement"), pursuant to which the Intermediary has agreed to solicit orders for shares of the Funds and/or provide services with respect to the Funds.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete and intending to be legally bound hereby, the Trust and the Intermediary hereby agree as follows:

1. AGREEMENT TO PROVIDE INFORMATION. The Intermediary agrees to provide the Fund Agent, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of an account or account(s) maintained by the Intermediary and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account(s) (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account or account(s) maintained by the Intermediary during the period covered by the request.

     1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Fund Agent may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund .

     1.2 FORM AND TIMING OF RESPONSE. (a) The Intermediary agrees to provide, promptly upon request of the Fund Agent, the requested information specified in Paragraph 1. of this Agreement. If requested by the Fund Agent, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Paragraph 1. is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund Agent, promptly either (i) provide (or arrange to have provided) the information set forth in Paragraph 1. for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund Agent whether it plans to comply with sub-paragraphs (i) or
     (ii) of this Paragraph 1.2. (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to the Fund Agent should be consistent with the DTCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in Rule 22c-2(c)(5)(iii) under the 1940 Act.

     1.3 LIMITATIONS ON USE OF INFORMATION. The Trust and Fund Agent agree not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

2. AGREEMENT TO RESTRICT TRADING. The Intermediary agrees to execute written instructions from the Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund Agent as having engaged in transactions in a Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund.

     2.1 FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

     2.2 TIMING OF RESPONSE. The Intermediary agrees to execute instructions as soon as reasonably practicable, but in no event later than five (5) business days after receipt of the instructions by the Intermediary.

     2.3 CONFIRMATION BY INTERMEDIARY. The Intermediary will provide written confirmation to the Fund Agent that Fund Agent's instructions have been executed. The Intermediary agrees to provide confirmation as soon as reasonably practicable, but in no event later than ten (10) business days after the instructions have been executed.

3. APPLICABILITY TO AFFILIATES. The Intermediary acknowledges and agrees that the Intermediary has identified and/or will identify to the Fund Agent all persons affiliated with the Intermediary and known to the Intermediary who meet the definition of "Intermediary" as set forth in Paragraph 4 of this Agreement. In the event that any such person is not so identified, such person shall be deemed to be subject to the terms and conditions of this Agreement until such person has entered into a separate agreement with the Fund Agent.

4. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

     4.1 The term "Fund" does not include any series of the Trust that would be deemed an "excepted fund," as such term is defined in Rule 22c-2(b) under the 1940 Act.

     4.2 The term "Intermediary" shall mean a "financial intermediary" as defined in Rule 22c-2 under the 1940 Act.

     4.3 The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name. With respect to retirement and other types of employee benefit plans, the term "Shareholder" means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares. With respect to insurance companies, the term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

     4.4 The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by the Intermediary.

     4.5 The term "written" includes electronic writings and facsimile transmissions.

     4.6 The term "purchase" does not include the automatic reinvestment of dividends.

     4.7 The term "promptly" as used in Paragraph 1.2 shall mean as soon as practicable but in no event later than five (5) business days from the Intermediary's receipt of the request for information from the Fund Agent.

5. AMENDMENTS. The Fund Agent may modify this Agreement at any time by written notice to the Intermediary to comply with the requirements of applicable law, any amendments to Rule 22c-2 and any interpretations by the staff of the Securities and Exchange Commission. .

6. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of Illinois, without giving effect to principles of conflicts of laws.

7. ASSIGNMENT. Except as stated herein, neither party may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party.

8. DEALER/SERVICES AGREEMENT. To the extent that the provisions of this Agreement and the provisions of any Dealer/Services Agreement are in conflict, the provisions of this Agreement shall control with respect to the subject matter of this Agreement.

     Termination of this Agreement by either party shall not automatically result in a termination of the Dealer/Services Agreement.

9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

10. LIMITATION OF LIABILITY. This Agreement has been approved by vote of a majority of (i) the Board of Trustees of the Trust and (ii) those Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and have no direct or indirect financial interest in the operation of the Dealer/Services Agreements adopted by the Trust or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Trustees"). This Agreement is executed by or on behalf of the Trust and the obligations hereunder are not binding upon any of the Trustees, Officers or Shareholders of the Trust individually but are binding only upon the Trust and its assets and property. All obligations of the Trust under this Agreement shall apply only on a Fund by Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Trust's Agreement and Declaration of Trust is on file with the Trust.

     IN WITNESS WHEREOF, the parties hereto agreeing to be legally bound by the provisions of this Agreement, have caused this Agreement to be executed as of the date first above written.


NORTHERN FUNDS

By:
     ------------------------------------------------
Name:
Title:


SECURITY DISTRIBUTORS, INC.


By:
     ------------------------------------------------
Name:
Title: